Item 30. Exhibit (d) i.

       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]

                                Flexible Premium
                      Variable Whole Life Insurance Policy
- --------------------------------------------------------------------------------

               Policy Number  0 000 000

                     Insured  JOHN A. DOE

        Selected Face Amount  $100,000

- --------------------------------------------------------------------------------

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions.
These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we", "us" and "our" refer to
MML Bay State Life Insurance Company.

     We will, subject to the terms of this policy, pay the death benefit to the
Beneficiary when due proof of the Insured's death is received at our Principal
Administrative Office. The terms of this policy are contained on this and the following pages.

     For service or information on this policy, contact the agent who sold the policy, any of our agency offices or our Principal Administrative Office.

     YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within ten days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Principal Administrative Office, to any of our agency offices or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund (a) any premium paid for this policy, plus (b) interest credited to this policy under the Guaranteed Principal Account, plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date the policy is received by us.

     Signed for MML Bay State Life Insurance Company.

     Sincerely yours,

                       [SIGNATURE APPEARS HERE]     [SIGNATURE APPEARS HERE]

                       President                    Secretary

This Policy provides that:  Insurance is payable when the Insured dies.
                            Within specified limits, flexible premiums may be
                            paid during the Insured's lifetime.
                            No dividends will be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.
The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.
The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

B960-1A-8800

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To
Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable whole life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values which depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date.
Instead, within the limits stated in the policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If there is not enough value to pay the monthly charges for a month, the policy will terminate at the end of
61 days. There is, however, a right to reinstate the policy.

There are other rights available while the Insured is living. These include:

     .    The right to assign this policy.
     .    The right to change the Owner or any Beneficiary.
     .    The right to surrender this policy.
     .    The right to make withdrawals.
     .    The right to make loans.
     .    The right to increase the Selected Face Amount.
     .    The right to allocate net premiums among the Guaranteed Principal
          Account and the divisions of the Separate Account.
     .    The right to transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

The policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.

B960-1A-8800

                               THE SCHEDULE PAGE

THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS POLICY AND IS REFERRED TO
THROUGHOUT THE POLICY

              POLICY NUMBER             0 000 000

                    INSURED             JOHN A DOE

       SELECTED FACE AMOUNT             $  100,000

ISSUE DATE     JAN 01 1988
POLICY DATE    JAN 01 1988
INSURED'S AGE ON POLICY DATE    35 MALE
- --------------------------------------------------------------------------------

BASIC POLICY INFORMATION
- ------------------------

                                              SELECTED             MINIMUM
PLAN                                         FACE AMOUNT         FACE AMOUNT
- ----                                         -----------         -----------
FLEXIBLE PREMIUM VARIABLE                    $  100,000       SEE MINIMUM FACE
WHOLE LIFE                                                    AMOUNT PROVISION

- --------------------------------------------------------------------------------

PREMIUM INFORMATION      AS OF JAN 01 1988
- -------------------

FIRST PREMIUM                 $ 1,000.00
PLANNED ANNUAL PREMIUM        $ 1,000.00
PLANNED PREMIUM ON OTHER FREQUENCIES IS AS FOLLOWS:

     SEMIANNUAL                QUARTERLY
     ----------                ---------
     $   500.00                $  250.00

THE MAXIMUM LIMIT FOR PREMIUMS IN ANY POLICY YEAR IS $1310.00 IF PAYMENT OF A
GREATER AMOUNT WOULD INCREASE THE AMOUNT OF INSURANCE WHICH REQUIRES A CHARGE.

- --------------------------------------------------------------------------------

SEPARATE ACCOUNT INFORMATION
- ----------------------------

     THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MML BAY STATE VARIABLE
     LIFE SEPARATE ACCOUNT 1.

- --------------------------------------------------------------------------------

OTHER INFORMATION
- -----------------

THIS IS A NONSMOKER'S POLICY.

OWNER AND BENEFICIARY - SEE APPLICATION ATTACHED TO THIS POLICY

BASIS OF COMPUTATION - FOR MAXIMUM MONTHLY MORTALITY CHARGES, MINIMUM ANNUAL
- --------------------
INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT AND MINIMUM CASH SURRENDER
VALUES.

MORTALITY TABLE -- COMMISSIONERS 1980 STANDARD ORDINARY NONSMOKER MORTALITY
                   TABLE - MALE

INTEREST RATE -- 4% PER YEAR

POLICY NO. 0 000 000                   -1-

                   TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES

THESE MAXIMUM MONTHLY MORTALITY CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH
REQUIRES A CHARGE. THESE CHARGES APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF
$100,000, ISSUED ON JAN 01 1988.

  POLICY YEAR    MAXIMUM MONTHLY        POLICY YEAR       MAXIMUM MONTHLY
   BEGINNING     MORTALITY CHARGE        BEGINNING        MORTALITY CHARGE
  -----------    ----------------       -----------       ----------------

  JAN 01 1988         0.14096           JAN 01 2023               2.94130
  JAN 01 1989         0.14764           JAN 01 2024               3.31274
  JAN 01 1990         0.15683           JAN 01 2025               3.63093
  JAN 01 1991         0.16685           JAN 01 2026               4.05839
  JAN 01 1992         0.17854           JAN 01 2027               4.54126
  JAN 01 1993         0.19107           JAN 01 2028               5.06274
  JAN 01 1994         0.20611           JAN 01 2029               5.62182
  JAN 01 1995         0.22115           JAN 01 2030               6.21387
  JAN 01 1996         0.23870           JAN 01 2031               6.83324
  JAN 01 1997         0.25626           JAN 01 2032               7.49616
  JAN 01 1998         0.27717           JAN 01 2033               8.22966
  JAN 01 1999         0.29975           JAN 01 2034               9.05445
  JAN 01 2000         0.32401           JAN 01 2035               9.99708
  JAN 01 2001         0.34996           JAN 01 2036              11.07332
  JAN 01 2002         0.37927           JAN 01 2037              12.26712
  JAN 01 2003         0.41026           JAN 01 2038              13.55591
  JAN 01 2004         0.44713           JAN 01 2039              14.91787
  JAN 01 2005         0.48989           JAN 01 2040              16.34412
  JAN 01 2006         0.53771           JAN 01 2041              17.80841
  JAN 01 2007         0.59311           JAN 01 2042              19.33267
  JAN 01 2008         0.65444           JAN 01 2043              20.94168
  JAN 01 2009         0.72255           JAN 01 2044              22.66794
  JAN 01 2010         0.79493           JAN 01 2045              24.57677
  JAN 01 2011         0.87327           JAN 01 2046              26.76407
  JAN 01 2012         0.96182           JAN 01 2047              29.63735
  JAN 01 2013         1.06061           JAN 01 2048              33.93112
  JAN 01 2014         1.17052           JAN 01 2049              41.27938
  JAN 01 2015         1.29585           JAN 01 2050              56.04155
  JAN 01 2016         1.43921           JAN 01 2051 AND LATER    83.33333
  JAN 01 2017         1.60155
  JAN 01 2018         1.78129
  JAN 01 2019         1.97513
  JAN 01 2020         2.18574
  JAN 01 2021         2.41241
  JAN 01 2022         2.66044

POLICY NO.    0 000 000                -2-

                    TABLE OF MINIMUM FACE AMOUNT PERCENTAGES

THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT
DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

  POLICY YEAR        MINIMUM FACE          POLICY YEAR          MINIMUM FACE
   BEGINNING      AMOUNT PERCENTAGE         BEGINNING        AMOUNT PERCENTAGE
  -----------     -----------------        -----------       -----------------

  JAN 01 1988            452%              JAN 01 2023              155%
  JAN 01 1989            424%              JAN 01 2024              152%
  JAN 01 1990            410%              JAN 01 2025              148%
  JAN 01 1991            396%              JAN 01 2026              145%
  JAN 01 1992            383%              JAN 01 2027              143%
  JAN 01 1993            370%              JAN 01 2028              140%
  JAN 01 1994            358%              JAN 01 2029              138%
  JAN 01 1995            347%              JAN 01 2030              135%
  JAN 01 1996            335%              JAN 01 2031              133%
  JAN 01 1997            324%              JAN 01 2032              131%
  JAN 01 1998            314%              JAN 01 2033              129%
  JAN 01 1999            304%              JAN 01 2034              127%
  JAN 01 2000            294%              JAN 01 2035              126%
  JAN 01 2001            285%              JAN 01 2036              124%
  JAN 01 2002            276%              JAN 01 2037              123%
  JAN 01 2003            268%              JAN 01 2038              121%
  JAN 01 2004            259%              JAN 01 2039              120%
  JAN 01 2005            251%              JAN 01 2040              119%
  JAN 01 2006            244%              JAN 01 2041              118%
  JAN 01 2007            236%              JAN 01 2042              117%
  JAN 01 2008            229%              JAN 01 2043              116%
  JAN 01 2009            223%              JAN 01 2044              115%
  JAN 01 2010            216%              JAN 01 2045              114%
  JAN 01 2011            210%              JAN 01 2046              112%
  JAN 01 2012            204%              JAN 01 2047              111%
  JAN 01 2013            199%              JAN 01 2048              110%
  JAN 01 2014            193%              JAN 01 2049              109%
  JAN 01 2015            188%              JAN 01 2050              107%
  JAN 01 2016            183%              JAN 01 2051              106%
  JAN 01 2017            179%              JAN 01 2052              104%
  JAN 01 2018            174%              JAN 01 2053 AND LATER    100%
  JAN 01 2019            170%
  JAN 01 2020            166%
  JAN 01 2021            162%
  JAN 01 2022            158%

POLICY NO.    0 000 000                -3-

                           TABLE OF SURRENDER CHARGES

THE FOLLOWING CHARGES APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000
ISSUED ON JAN 1, 1988.

THE CHARGES ARE THE SUM OF A AND B MULTIPLIED BY C.

        DATE                        A      +      B      x      C
        ----                        -             -             -

     JAN 01 1988                 $450.00          B*            1
     JAN 01 1989                  400.00          B             1
     JAN 01 1990                  350.00          B             1
     JAN 01 1991                  300.00          B             1
     JAN 01 1992                  250.00          B             1
     JAN 01 1993                  200.00          B             1
     JAN 01 1994                  150.00          B             1
     JAN 01 1995                  100.00          B             1
     JAN 01 1996                   50.00          B             1
     JAN 01 1997                       0          B             1
     JAN 01 1998                       0          B             1
     JAN 01 1999                       0          B             .9
     JAN 01 2000                       0          B             .75
     JAN 01 2001                       0          B             .55
     JAN 01 2002                       0          B             .30
     JAN 01 2003                       0          0             0

*WHERE B EQUALS:

25% OF TOTAL PREMIUMS PAID FROM 0 THROUGH $945.00; PLUS
 5% OF TOTAL PREMIUMS PAID FROM $945.01 THROUGH $1,890.00; PLUS
 4% OF TOTAL PREMIUMS PAID FROM $1,890.01 THROUGH $2,835.00.

SURRENDER CHARGES REDUCE UNIFORMLY EACH MONTH BETWEEN THE DATES SHOWN.

POLICY NO.   0 000 000                 -4-

                TABLE OF MINIMUM ACCOUNT VALUES AFTER WITHDRAWAL

         FOR POLICY                          MINIMUM ACCOUNT VALUE
       YEAR BEGINNING                      REQUIRED AFTER WITHDRAWAL
       --------------                      -------------------------

        JAN 01 1988                                  605.00
        JAN 01 1989                                 1210.00
        JAN 01 1990                                 1815.00
        JAN 01 1991                                 2420.00
        JAN 01 1992                                 3025.00

        JAN 01 1993                                 3630.00
        JAN 01 1994                                 4235.00
        JAN 01 1995                                 4840.00
        JAN 01 1996                                 5445.00
        JAN 01 1997                                 6050.00

        JAN 01 1998                                 6655.00
        JAN 01 1999                                 7260.00
        JAN 01 2000                                 7865.00
        JAN 01 2001                                 8470.00
        JAN 01 2002                                 9075.00

        JAN 01 2003                                 9680.00
        JAN 01 2004                                10285.00
        JAN 01 2005                                10890.00
        JAN 01 2006                                11495.00
        JAN 01 2007                                12100.00

        JAN 01 2012 #                              15125.00

        JAN 01 2014 #                              16335.00

        JAN 01 2017 #                              18150.00

# ANNIVERSARIES NEAREST AGES 60, 62, AND 65

THESE MINIMUMS APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000 ISSUED ON
JANUARY 1, 1988.

MINIMUM ACCOUNT VALUES FOR POLICY YEARS NOT SHOWN WILL BE FURNISHED ON REQUEST.

POLICY NO.    0 000 000                 -5-

                             Part l.  The Basics Of This Policy

                             In this Part we discuss some insurance concepts
                             that are necessary to understand this policy.

The Parties Involved -       The Owner is the person who owns this policy, as
Owner, Insured,              shown on our records.
Beneficiary, Irrevocable
Beneficiary                  The Insured is the person whose life this policy
                             insures. The Insured may be the Owner of this
                             policy, or someone else may be the Owner.

                             Example: You buy a policy that insures your own
                                      life and name yourself as Owner. In this
                                      case, you are both the Insured and Owner.
                                      If you buy a policy that insures your son
                                      and name yourself as Owner, then the
                                      Insured and Owner are different people.

                             A Beneficiary is any person named on our records to
                             receive insurance proceeds after the Insured dies.
                             There may be different classes of Beneficiaries,
                             such as primary and secondary. These classes set
                             the order of payment. There may be more than one
                             Beneficiary in a class.

                             Example: Debbie is named as primary (first)
                                      Beneficiary. Anne and Scott are named as
                                      Beneficiaries in the secondary class. If
                                      Debbie is alive when the Insured dies, she
                                      receives the death benefit. But if Debbie
                                      is dead and Anne and Scott are alive when
                                      the Insured dies, Anne and Scott receive
                                      the death benefit.

                             Any Beneficiary may be named an Irrevocable
                             Beneficiary. An Irrevocable Beneficiary is one
                             whose consent is needed to change that Beneficiary.
                             Also, this Beneficiary must consent to the exercise
                             of certain other rights.

Dates - Policy Date,         The Policy Date is shown on the Schedule Page. It
Policy Anniversary Date,     is the starting point for determining Policy
Policy Year, Issue Date,     Anniversary Dates and Policy Years. The first
Monthly Calculation          Policy Anniversary Date is one year after the
Date, Valuation Date,        Policy Date. The period from the Policy Date to the
Valuation Period,            first Policy Anniversary Date, or from one Policy
Register Date                Anniversary Date to the next, is called a Policy
                             Year.

                             Example: The Policy Date is June 10, 19X1. The
                                      first Policy Anniversary Date is June 10,
                                      19X2. The period from June 10, 19X1 to
                                      June 10, 19X2 is a Policy Year.

                             The Issue Date is also shown on the Schedule Page.
                             It is the same as the Policy Date. The Issue Date
                             is used to determine the start of the suicide and
                             contestability periods. We discuss contestability
                             below. See "Part 5. The Death Benefit" for a
                             discussion of the suicide exclusion.

                             The Monthly Calculation Date is the monthly date on
                             which we deduct monthly charges for this policy.
                             The first Monthly Calculation Date is the Policy
                             Date. Subsequent Monthly Calculation Dates are the
                             same day of each month thereafter.

                             A valuation date is any date on which the New York
                             Stock Exchange (or its successor) is open for
                             trading. A valuation period is the period of time
                             from the end of one valuation date to the end of
                             the next valuation date.

                             The Register Date is the date on which the first
                             net premium payment for this policy is allocated to
                             the Separate Account or the Guaranteed Principal
                             Account. It is the Valuation Date which is on, or
                             next follows, the latest of:

                                   .    The Policy Date; or
                                   .    The date on which we receive a completed
                                        Part 1 of the application for this
                                        policy at our Principal Administrative
                                        Office; or
                                   .    The date on which we receive the first
                                        premium for this policy at our Principal
                                        Administrative Office.

                                     - 6 -
B960-1A-8800

                                     - 7 -

Policy A Legal Contract      This policy is a legal contract between the Owner
                             and us. The entire contract consists of the
                             application and the policy, which includes any
                             riders the policy has. We have issued this policy
                             in return for the application and the payment of
                             the first premium. Any changes or waiver of its
                             terms must be in writing and signed by our
                             Secretary or an Assistant Secretary to be
                             effective.

Policy Is Not                This policy is "not participating," which means
Participating                that no dividends are payable on this policy.

Representations And          We rely on all statements made by or for the
Contestability               Insured in the application(s). Legally, those
                             statements are considered to be representations and
                             not warranties. We can contest the validity of this
                             policy or any subsequent increases in the Selected
                             Face Amount for any material misrepresentation of a
                             fact. To do so, however, the misrepresentation must
                             have been made in the application, or in a
                             supplemental application to increase the Selected
                             Face Amount, and a copy of the application must
                             have been attached to this policy when issued, or
                             made a part of the policy when changes in the
                             Selected Face Amount become effective.

                             Except for any increases in the Selected Face
                             Amount, we must bring legal action to contest this
                             policy within two years from its Issue Date. For
                             any increase in the Selected Face Amount, we must
                             bring legal action to contest that increase:

                                   .    Within two years from the effective date
                                        of the increase (except for increases
                                        provided by any insurability protection
                                        type of rider this policy has).
                                   .    Within two years from the Issue Date of
                                        the insurability protection type of
                                        rider, if the increase is provided by
                                        that rider.

Misstatement Of Age Or       If the Insured's date of birth or sex as given in
Sex                          the application is not correct, an adjustment will
                             be made. If the adjustment is made when the Insured
                             dies, the death benefit will reflect the amount
                             provided by the most recent mortality charge
                             according to the correct age and sex. If the
                             adjustment is made before the Insured dies, then
                             future monthly deductions will be based on the
                             correct age and sex.

Meaning Of In Force          "In force" means that the insurance provided by
                             this policy has not terminated. This policy will be
                             in force from its Issue Date or, if later, the date
                             the first premium is paid.

Principal Administrative     Our Principal Administrative Office is in
Office                       Springfield, Massachusetts. The address is MML Bay
                             State Life Insurance Company, Springfield,
                             Massachusetts 0llll.

                             Part 2. Premium Payments

                             Premiums are the payments that may be paid to us to
                             increase the account value of this policy.

The  First Premium           The first premium for this policy is shown on the
                             Schedule Page. This premium is due on the Policy
                             Date. This policy will not be in force until the
                             first premium has been paid.

Planned Premiums             The planned annual premium for this policy is shown
                             on the Schedule Page. Planned premiums on other
                             frequencies are also shown on that page. The
                             frequency of planned premiums for this policy is as
                             elected in the application. This frequency may be
                             changed by giving us advance written notice.

                             We also provide a pre-authorized payment plan. This
                             plan, and any other alternate premium plans we
                             provide, are covered by the rules and rates we set.

                             The payment of planned premiums on the frequency
                             elected does not guarantee that this policy will
                             continue in force.

B960-1A-8800

Premium Flexibility          After the first premium has been paid, there is no
And Premium Notices          requirement that any amount of premium be paid on
                             any date. Subject to the Right To Refund Premiums
                             provision in this Part, while the policy is in
                             force any amount of premium may be paid at any time
                             before the death of the Insured. Each premium paid
                             must be at least $10 or, if greater, the amount
                             needed to prevent termination, as discussed in the
                             Grace Period And Termination provision in Part 3.

                             We will send premium notices for the planned
                             premium according to the amount and frequency in
                             effect. We will stop sending notices for the
                             planned premium if no premium has been paid for l8
                             consecutive months. However, if a premium is paid
                             after that time, we will send notices for the
                             planned premium again.

                             We will also send notice of any premium needed to
                             prevent termination of this policy.

                             Notices will be sent only while this policy is in
                             force.

Where To Pay                 All premiums are payable to us at our Principal
Premiums                     Administrative Office or at the place shown for
                             payment on the premium notice. Upon request, a
                             receipt signed by our Secretary or an Assistant
                             Secretary will be given for any premium payment.

Right To Refund              We have the right to promptly refund any amount of
Premiums                     premium paid if application of that premium to the
                             account value would increase the amount of
                             insurance which requires a charge.

                             This right is limited to premiums paid in a Policy
                             Year which exceed the maximum limit shown on the
                             Schedule Page.

                             Part 3.  Accounts, Values, And Charges

                             This policy provides that certain values (referred
                             to as the variable account values) are based on the
                             investment performance of the Separate Account and
                             are not guaranteed as to dollar amount. This policy
                             also provides that other values (referred to as the
                             fixed account values) are based on the interest
                             credited to the Guaranteed Principal Account. The
                             account value of this policy is the variable
                             account value plus the fixed account value. This
                             Part gives information about the Separate Account,
                             the Guaranteed Principal Account, and the values
                             and charges connected with them.

Net Premium                  Net premium is 92.5% of each premium we receive.

Allocation Of Net            Each net premium we receive will be allocated among
Premiums                     the Guaranteed Principal Account and the divisions
                             of the Separate Account, as directed in the
                             application. This allocation will remain in effect
                             until changed by any later written election
                             satisfactory to us and received at our Principal
                             Administrative Office. We will allocate the first
                             net premium payment as of the Register Date.

The Separate Account         The Separate Account shown on the Schedule Page is
                             a separate investment account which we have
                             established under Missouri law. This Separate
                             Account has four divisions. They are:

                                   .    The Equity Division. Amounts credited to
                                        this division are invested in shares of
                                        MML Equity Fund, or its successor. This
                                        Fund invests primarily in common stocks
                                        and other equity securities.
                                   .    The Money Market Division. Amounts
                                        credited to this division are invested
                                        in shares of MML Money Market Fund, or
                                        its successor. This Fund invests
                                        primarily in short-term debt
                                        instruments.
                                   .    The Managed Bond Division. Amounts
                                        credited to this division are invested
                                        in shares of MML Managed Bond Fund, or
                                        its successor. This Fund invests
                                        primarily in fixed-income securities.

                                     - 8 -

B960-1A-8800

                                     - 9 -

                                   .    The Blend Division. Amounts credited to
                                        this division are invested in shares of
                                        MML Blend Fund, or its successor. This
                                        Fund may invest in: common stocks and
                                        other equity securities; money market
                                        instruments and other debt securities
                                        with maturities generally not exceeding
                                        one year; and bonds and other debt
                                        securities with maturities generally
                                        exceeding one year.

                             The values of the assets in the divisions are
                             variable and are not guaranteed. They depend on the
                             investment results of the Separate Account shown on
                             the Schedule Page.

                             We own the assets of the Separate Account. Those
                             assets will only be used to support variable life
                             insurance policies. A portion of the assets, equal
                             to the reserves and other liabilities of the
                             Separate Account, will not be charged with
                             liabilities that arise from any other business we
                             may conduct. However, we may transfer assets, which
                             exceed the reserves and other liabilities of the
                             Separate Account, to our general account. Income,
                             gains and losses, whether or not realized, from
                             each division of the Separate Account are credited
                             to or charged against that division without regard
                             to any of our other income, gains or losses.

Changes In The Separate      We have the right to establish additional divisions
Account                      of the Separate Account from time to time. Amounts
                             credited to any additional divisions established
                             would be invested in shares of other Funds. For any
                             division, we have the right to substitute new
                             Funds.

                             We have the right to change the investment policy
                             of any division of the Separate Account with the
                             approval of the Missouri Insurance Commissioner. If
                             required, the process for obtaining approval of a
                             material change from the Missouri Insurance
                             Commissioner will be filed with the insurance
                             supervisory official of the state where this policy
                             is delivered. We will notify the Owner if the
                             Missouri Insurance Commissioner approves any
                             material change.

                             We have the right to operate the Separate Account
                             as a unit investment trust under the Investment
                             Company Act of 1940 or in any other form permitted
                             by law.

Accumulation Units           Accumulation units are used to measure the variable
                             account value of this policy. The value of a unit
                             is determined at the time set by us on each
                             valuation date for valuation of the Separate
                             Account. The value of any unit can vary from
                             valuation date to valuation date. That value
                             reflects the investment performance of the division
                             of the Separate Account applicable to that unit.

Purchase Of                  The amount of each net premium we receive for this
Accumulation Units           policy for allocation to each division of the
                             Separate Account will be applied to purchase
                             accumulation units for this policy in that
                             division.

                             Accumulation units will be purchased in any
                             division of the Separate Account at the time set by
                             us on the valuation date which is on or next
                             follows the date the premium is received by us, but
                             not earlier than the Register Date. However, if any
                             premium is received other than by mail at our
                             Principal Administrative Office after the time set
                             for valuation of the Separate Account, that premium
                             will be deemed to have been received on the next
                             day. Accumulation units will be purchased with the
                             net premium at the unit value on the date of
                             purchase. The number of units purchased will be the
                             amount applied divided by the accumulation unit
                             value on the date of purchase.

                             Example: The amount applied is $550. The date of
                                      purchase is June 10, 19X4. The
                                      accumulation unit value on that date is
                                      $10. The number of units purchased would
                                      be 55. ($550 divided by $10 = 55). If,
                                      instead, the unit value was $11, then the
                                      amount applied would purchase 50 units.
                                      ($550 divided by $11 = 50).

Variable Account Value       The variable account value of this policy reflects:
Of Policy

                                   .    The net premiums which are allocated for
                                        this policy to the Separate Account;
                                   .    Any amounts transferred into the
                                        Separate Account for this policy from
                                        the Guaranteed Principal Account;
                                   .    Any transfers and withdrawals from the
                                        Separate Account for this policy;

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                                   .    Any monthly charges deducted from the
                                        Separate Account for this policy; and
                                   .    The net investment experience of the
                                        Separate Account for this policy.

                             Net premiums, transfers, withdrawals, and monthly
                             deductions are all reflected in the variable
                             account value through the purchase or sale of
                             accumulation units. The net investment experience
                             is reflected in the value of the accumulation
                             units. Net premiums and monthly deductions are
                             discussed in this Part 3. Transfers and withdrawals
                             are discussed in Part 4.

                             The value of this policy's accumulation units in a
                             division of the Separate Account is equal to the
                             accumulation unit value in that division on the
                             date the value is determined, multiplied by the
                             number of those units in that division. How
                             accumulation unit values are determined is
                             discussed in "Part 7. Notes On Our Computations."

                             The variable account value of this policy on any
                             date is the total of the values of this policy's
                             accumulation units in each division of the Separate
                             Account.

The Guaranteed               The Guaranteed Principal Account is part of our
Principal Account            general account. It has no connection with, and
                             does not depend on, the investment performance of
                             the Separate Account.

                             We have the right to establish additional
                             guaranteed principal accounts from time to time.

Fixed Account Value Of       The fixed account value of this policy is the
Policy                       accumulation at interest of:

                                   .    The net premiums which are allocated for
                                        this policy to the Guaranteed Principal
                                        Account; plus
                                   .    Any amounts transferred into the
                                        Guaranteed Principal Account for this
                                        policy from the Separate Account; less
                                   .    Any transfers and withdrawals from the
                                        Guaranteed Principal Account for this
                                        policy; and less
                                   .    Any monthly charges deducted from the
                                        Guaranteed Principal Account for this
                                        policy.

Interest On Fixed            The fixed account value of this policy earns
Account Value                interest at a rate not less than the minimum annual
                             interest rate for the Guaranteed Principal Account
                             shown in the Basis Of Computation section on the
                             Schedule Page. Interest is credited daily to and
                             including the date the fixed account value is
                             determined.

                             For any fixed account value in excess of an amount
                             equal to any policy loan, the interest rate we use
                             will be the daily equivalent of the greater of:

                                   .    The minimum annual rate; or
                                   .    An alternate annual rate established by
                                        us.

                             This alternate annual rate will not be less than
                             the following rate:

                                   .    The Treasury Bill Index (as discussed
                                        below); reduced by
                                   .    Any tax charge which reflects the
                                        policy's share of our federal income tax
                                        liability.

                             On the 15th day of March, June, September and
                             December, we determine the Treasury Bill Index to
                             be effective during the period beginning on the
                             first day of the next calendar quarter and ending
                             on the last day of that quarter. The index is equal
                             to the arithmetic average of the discount rates
                             established at the regular weekly auctions of 91-
                             day United States Treasury Bills. Auctions
                             occurring during the period beginning with the 16th
                             day of the last month of the preceding calendar
                             quarter and ending with the 15th day of the last
                             month of the current calendar quarter are used to
                             determine the average.

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                                    - 11 -

                             Example: On March 15, 19X2 we determine that the
                                      Treasury Bill Index for the period
                                      December 16, 19X1 through March 15, 19X2
                                      is 10.5%.  We reduce the index by a tax
                                      charge of .5%. The alternate annual rate
                                      for the calendar quarter beginning April
                                      1, 19X2 and ending June 30, 19X2 will not
                                      be less than 10%.

                             If the regular auction program for 91-day Treasury
                             Bills is discontinued, we will, with the approval
                             of the insurance supervisory official of the state
                             where this policy was delivered, use a comparable
                             index.

                             For any fixed account value equal to policy loan,
                             the interest rate we use will be the daily
                             equivalent of the greater of:

                                   .    The minimum annual rate; or
                                   .    The annual loan interest rate in effect
                                        on the previous Monthly Calculation Date
                                        less not more than 2%.

Account Value Of Policy      The account value of this policy on any date is the
                             variable account value plus the fixed account
                             value, both determined as of that date.

Monthly Charges              Charges will be deducted from the account value of
                             this policy. The charges are due on each Monthly
                             Calculation Date.

                             The charges will be taken from the divisions of the
                             Separate Account and from the Guaranteed Principal
                             Account in proportion to the values of this policy
                             in each of those divisions and in the Guaranteed
                             Principal Account (excluding outstanding policy
                             loans). Deductions will be made, and values will be
                             determined, on the valuation date which is on, or
                             next follows, the latest of:

                                   .    The Register Date; or
                                   .    The date the deduction is due; or
                                   .    The date we receive the amount of
                                        premium needed to prevent termination in
                                        accordance with the Grace Period And
                                        Termination provision in this Part.

                             Deductions from the Separate Account are made by
                             selling accumulation units at their value on the
                             date determined above.

                             We assess monthly charges of three types:

                             1. Administrative Charge. The amount of this charge
                             will be determined by us. However, it will not be
                             greater than $8.00 per month.

                             2. Mortality Charge. The maximum monthly mortality
                             charges for each $1,000 of insurance which requires
                             a charge are shown in the Table(s) Of Maximum
                             Monthly Mortality Charges. There is one table for
                             the original Selected Face Amount and any increases
                             that have the same maximum charges as shown in the
                             table. If any increase in the Selected Face Amount
                             has different maximum charges because it is in a
                             different underwriting classification, those
                             charges will be shown in the table which applies to
                             that increase. If there is more than one table, the
                             maximum charges in the most recent table will apply
                             to the amount of insurance which requires a charge,
                             up to the amount to which that table applies.
                             Maximum charges for any insurance in excess of that
                             amount will be those shown in the next most recent
                             table(s), up to the amount of each table, using the
                             most recent table first.

                             We have the right to charge less than the maximum
                             charges shown in the table(s). Any change in these
                             charges will apply to all individuals who are in
                             the same class as the Insured. These charges may
                             differ depending on whether or not this policy is
                             in a tax-qualified pension or profit sharing plan.

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                             The amount of insurance which requires a charge is
                             determined as follows. This computation is made as
                             of the date the charge is due. All amounts are
                             computed as of that date.

                             a. We compute the account value after all additions
                             and deductions other than the deduction of the
                             mortality charge.

                             b. We determine the greater of the Selected Face
                             Amount in effect or the Minimum Face Amount in
                             effect (as discussed in Part 5). The Minimum Face
                             Amount used here is based on the account value
                             computed in (a) above.

                             c. We divide the amount of benefit determined in
                             (b) above by 1 plus the monthly equivalent
                             (expressed as a decimal fraction) of the minimum
                             annual interest rate for the Guaranteed Principal
                             Account shown in the Basis Of Computation section
                             on the Schedule Page.

                             d. We subtract the account value, as computed in
                             (a) above, from the amount determined in (c) above.
                             The result is the amount of insurance which
                             requires a charge.

                             3. Rider Charge. The monthly charges for any rider
                             are shown in a table of charges for that rider.

Grace Period And             If the account value less any policy debt is not
Termination                  enough to cover the monthly charges due on a
                             Monthly Calculation Date, we allow a grace period
                             for payment of the amount of premium needed to
                             increase the account value so that the monthly
                             deduction can be made. This grace period begins on
                             the date the deduction is due. It ends 61 days from
                             that date or, if later, 30 days after we have
                             mailed a written notice to the Owner at the last
                             known address shown on our records. This notice
                             will state the amount needed to increase the
                             account value to cover the charges.

                             During the grace period, the policy will continue
                             in force. The policy will terminate if we do not
                             receive payment of the required amount by the end
                             of the grace period.

                             Part 4.  Life Benefits

                             A life insurance policy provides a death benefit if
                             the Insured dies while the policy is in force.
                             There are also rights and benefits that are
                             available before the Insured dies. These "Life
                             Benefits" are discussed in this Part.

                             Policy Ownership

Rights Of Owner              While the Insured is living, the Owner may exercise
                             all rights given by this policy or allowed by us.
                             These rights include assigning this policy,
                             changing Beneficiaries, changing ownership,
                             enjoying all policy benefits and exercising all
                             policy options.

                             The consent of any Irrevocable Beneficiary is
                             needed to exercise any policy right except the
                             right to:

                                   .    Change the frequency of planned
                                        premiums.
                                   .    Change the premium payment plan.
                                   .    Reinstate this policy after termination.

Assigning This Policy        This policy may be assigned. But for any assignment
                             to be binding on us, we must receive a signed copy
                             of it at our Principal Administrative Office. We
                             will not be responsible for the validity of any
                             assignment.

                                    - 12 -

B960-1A-8800

                                    - 13 -

                             Once we receive a signed copy, the rights of the
                             Owner and the interest of any Beneficiary or any
                             other person will be subject to the assignment. An
                             assignment is subject to any policy debt. See
                             "Borrowing On This Policy" in this Part for a
                             discussion of policy debt.

Changing The Owner           The Owner or any Beneficiary may be changed during
Or Beneficiary               the Insured's lifetime. We do not limit the number
                             of changes that may be made. To make a change, a
                             written request, satisfactory to us, must be
                             received at our Principal Administrative Office.
                             The change will take effect as of the date the
                             request is signed, even if the Insured dies before
                             we receive it. Each change will be subject to any
                             payment we made or other action we took before
                             receiving the request.

Transfers Of Values          Transfers of values may be made upon written
                             direction satisfactory to us received at our
                             Principal Administrative Office. These transfers
                             are:

                                   .    Transfers of values between divisions of
                                        the Separate Account. These transfers
                                        will be made by selling all or part of
                                        the accumulation units in a division and
                                        applying the value of the units sold to
                                        purchase units in any other division.
                                   .    Transfers of values from one or more
                                        divisions of the Separate Account to the
                                        Guaranteed Principal Account. These
                                        transfers will be made by selling all or
                                        part of the accumulation units in a
                                        division and applying the value of the
                                        units sold to the Guaranteed Principal
                                        Account.
                                   .    Transfers of values from the Guaranteed
                                        Principal Account to one or more
                                        divisions of the Separate Account. These
                                        transfers will be made by applying all
                                        or part of the value in the Guaranteed
                                        Principal Account to purchase
                                        accumulation units in one or more
                                        divisions of the Separate Account.

                             Unit values will be determined as of the valuation
                             date which is on or next follows the date the
                             written direction is received at our Principal
                             Administrative Office.

Limitations On               Transfers of values out of the Guaranteed Principal
Transfers                    Account to the Separate Account are limited to one
                             in each Policy Year. Any transfer out of the
                             Guaranteed Principal Account cannot be more than
                             25% of the fixed account value of this policy on
                             the date the transfer is made.

                             Up to four transfers will be allowed in any one
                             Policy Year. However, this limitation does not
                             apply to any transfers resulting from a policy
                             loan. In addition, all values may be transferred to
                             the Guaranteed Principal Account at any time.

                             All transfers made on one Valuation Date will be
                             considered one transfer.

                             Surrendering This Policy And Making Withdrawals

Right To Surrender           This policy may be surrendered for its cash
                             surrender value at any time while the Insured is
                             living. Surrender will be effective on the date we
                             receive this policy and a written surrender
                             request, satisfactory to us, at our Principal
                             Administrative Office. A later effective date may
                             be elected in the surrender request.

Cash Surrender Value         The cash surrender value is equal to the account
                             value less any surrender charges that apply and
                             less any policy debt. The surrender charge for this
                             policy is the sum of the surrender charges for the
                             original Selected Face Amount and all increases in
                             Selected Face Amount. These charges are shown in
                             the Table(s) Of Surrender Charges. There are
                             separate tables of surrender charges for any
                             increase(s) in the Selected Face Amount.

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Making Withdrawals           While the Insured is living, withdrawals may be
                             made on any Monthly Calculation Date after six
                             months from the Policy Date. The request for a
                             withdrawal must be written and satisfactory to us.
                             It must state the Account (or Accounts) from which
                             the withdrawal will be made. For any withdrawal
                             from the Separate Account, the request must also
                             state the division (or divisions) from which the
                             withdrawal will be made.

                             Withdrawals from the Guaranteed Principal Account
                             will be made by reducing the value in that Account
                             to provide the withdrawal including any withdrawal
                             charge that applies to that withdrawal. Withdrawals
                             from a division (or divisions) of the Separate
                             Account will be made by selling a sufficient number
                             of accumulation units to provide the withdrawal
                             including any withdrawal charge that applies to
                             that withdrawal. Each withdrawal will be subject to
                             the limits set forth below.

                                   .    The minimum amount of a withdrawal
                                        (before deducting the withdrawal charge)
                                        is $l00.
                                   .    A withdrawal charge of 2% of the
                                        withdrawal, but not more than $25, will
                                        be deducted from the amount of the
                                        withdrawal. The charges shown in the
                                        Table Of Surrender Charges do not apply
                                        to any withdrawal.
                                   .    The account value remaining after a
                                        withdrawal must be at least equal to the
                                        amount shown in the Table Of Minimum
                                        Account Values After Withdrawal.
                                   .    The maximum amount of a withdrawal is
                                        the cash surrender value of this policy.

                             The Selected Face Amount will be automatically
                             reduced by the amount of any withdrawal. However,
                             the surrender charges for this policy will not be
                             reduced as the result of this reduction in the
                             Selected Face Amount.

                             Example: You have a Selected Face Amount of $50,000
                                      and an account value of $20,000. You make
                                      a withdrawal of $5,000. The account value
                                      will be reduced to $15,000 and the
                                      Selected Face Amount will be reduced to
                                      $45,000.

How We Pay                   Any withdrawal made will be paid in one sum.
                             However, if the entire policy is surrendered, the
                             cash surrender value may be paid in one sum, or it
                             may be applied under any payment option elected.
                             See "Part 5. Payment Options".

                             We may delay paying any surrender or withdrawal
                             value from the Guaranteed Principal Account for up
                             to six months from the date the request is received
                             at our Principal Administrative Office.

                             We may delay paying any surrender or withdrawal
                             value from the Separate Account during any period
                             that:

                                   .    The New York Stock Exchange is closed,
                                        except for normal weekend or holiday
                                        closings, or trading is restricted; or
                                   .    The Securities and Exchange Commission
                                        determines that a state of emergency
                                        exists; or
                                   .    The Securities and Exchange Commission
                                        permits us to delay payment for the
                                        protection of our policy owners.

                             If payment is delayed for 30 days or more, we will
                             add interest at an annual rate of 3%.

                             Borrowing On This Policy

Right To Make Loans          After the first Policy Year, loans can be made on
                             this policy at any time while the Insured is
                             living. However, the policy must be properly
                             assigned to us before the loan is made. No other
                             collateral is needed. We refer to all outstanding
                             loans plus accrued interest as "policy debt".

                                    - 14 -

B960-1A-8800

                                    - 15 -

Effect Of Loan               A loan is attributed to each division of the
                             Separate Account and to the Guaranteed Principal
                             Account in proportion to the values of this policy
                             in each of those divisions and in the Guaranteed
                             Principal Account (excluding any outstanding policy
                             loans) at the time of the loan. The amount of the
                             loan attributed to each division of the Separate
                             Account will be transferred to the Guaranteed
                             Principal Account. Any such transfer is made by
                             selling accumulation units in the division and
                             applying the value of those units to the Guaranteed
                             Principal Account on the date the loan is made. Any
                             interest added to the loan will be treated as a new
                             loan under this provision.

                             The amount equal to any outstanding policy loans
                             will be held in the Guaranteed Principal Account,
                             and will earn interest as described in the Interest
                             On Fixed Account Value provision.

Maximum Loan                 The maximum amount that can be borrowed on any date
Available                    is determined as follows.

                             1. We subtract from the account value any surrender
                                charges that would apply if the policy were
                                surrendered on that date.

                             2. We calculate 90% of the amount determined in
                                (1) above.

                             3. We subtract any policy debt from the amount
                                determined in (2) above. The amount that results
                                from this subtraction is the maximum amount that
                                can be borrowed.

Interest                     The interest rate on any loan is 6% per year.
                             Interest is not due in advance. This interest
                             accrues (builds up) each day and becomes part of
                             the policy debt as it accrues.

                             Interest is due on each Policy Anniversary Date. If
                             interest is not paid when due, it will be added to
                             the loan and will bear interest at the rate payable
                             on the loan.

                             Example:  You have a loan of $1,000. The interest
                                       due on the Policy Anniversary Date is
                                       $60. If it is not paid on that date, we
                                       will add it to the existing loan. The
                                       loan will then be $1,060 and interest
                                       will be charged on this amount from then
                                       on.

Policy Debt Limit            Policy debt (including accrued interest) may not
                             equal or exceed the account value less any
                             surrender charges that apply. If this limit is
                             reached, we can terminate this policy. To terminate
                             for this reason we must mail written notice to the
                             Owner and any assignee shown on our records at
                             their last known addresses. This notice will state
                             an amount that will bring the policy debt back
                             within the limit. If we do not receive payment
                             within 31 days after the date we mailed the notice,
                             the account value will be reduced by any surrender
                             charges that apply and this policy will terminate
                             at the end of those 31 days.

Repayment Of Policy          All or part of any policy debt may be repaid at any
Debt                         time while the Insured is living. However, policy
                             debt can only be repaid while this policy is in
                             force.

                             Any repayment of policy debt will be attributed to
                             the Guaranteed Principal Account. Repayments will
                             not result in the transfer of values from the
                             Guaranteed Principal Account to the divisions of
                             the Separate Account.

Other Borrowing Rules        We may delay the granting of any loan attributable
                             to the Guaranteed Principal Account for up to six
                             months.

                             We may delay the granting of any loan attributable
                             to the Separate Account during any period that:

                                   .    The New York Stock Exchange is closed,
                                        except for normal weekend or holiday
                                        closings, or trading is restricted; or
                                   .    The Securities and Exchange Commission
                                        determines that a state of emergency
                                        exists; or

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                                   .    The Securities and Exchange Commission
                                        permits us to delay payment for the
                                        protection of our policy owners.

                             Reinstating This Policy

When Reinstatement           After this policy has terminated, it may be
Can Be Made                  reinstated - that is, put back in force. However,
                             the policy cannot be reinstated if it has been
                             surrendered for its cash surrender value.
                             Reinstatement must be made within 5 years after the
                             date of termination and during the Insured's
                             lifetime.

Requirements To              Evidence of insurability satisfactory to us is
Reinstate                    required to reinstate. A premium is also required
                             as a cost to reinstate. That premium must be no
                             less than the amount necessary to produce an
                             account value equal to three times the monthly
                             charges due on the Monthly Calculation Date which
                             is on, or next follows, the date of reinstatement.

                             Right To Increase Selected Face Amount

Increases In The             While this policy is in force, the Selected Face
Selected Face Amount         Amount may be increased upon written application.
                             Except for any increase elected under an
                             insurability protection type of rider, evidence of
                             insurability, satisfactory to us, is required for
                             each increase. Any increase must be for at least
                             $15,000, except we may adopt rules which establish
                             a lower minimum.

                             Any increase elected under any insurability
                             protection type of rider will be effective as
                             directed in that rider. Any other increase in the
                             Selected Face Amount will be effective on the
                             Monthly Calculation Date which is on, or next
                             follows, the date we approve the application.

                             Mortality charges for each increase elected are
                             determined and deducted from the account value of
                             this policy in accordance with the Monthly Charges
                             provision. These charges will be deducted from the
                             account value beginning on the effective date of
                             the increase. Additional surrender charges will
                             apply for each increase elected.

                             You have a "right to return" any increase in
                             Selected Face Amount as set forth for a new policy
                             on the cover of this policy. However, this right
                             applies only to the increase and to any premiums
                             paid on or after the date of the application for
                             that increase.

Limitations On               No increase in the Selected Face Amount can be
Increases                    elected:

                                   .    Within six months after the Policy Date;
                                        or
                                   .    Within six months after any previous
                                        increase; or
                                   .    After the Policy Anniversary Date
                                        nearest the Insured's 82nd birthday.

                             The limitations on increases in the Selected Face
                             Amount do not apply to any increase which is
                             elected in accordance with any insurability
                             protection type of rider this policy has.

Evidence Of Increases        If the Selected Face Amount is increased we will
                             send a copy of the application for the increase and
                             an amended Schedule Page reflecting that increase.
                             We will also send any Tables pages that may be
                             required. However, we have the right to require
                             that the policy be sent to us so that the increase
                             can be made.

                             Reports To Owner

Annual Report                Each year within 30 days after the Policy
                             Anniversary Date we will mail a report to the
                             Owner. There will be no charge for this report.
                             This report will show the account value at the
                             beginning of the previous Policy Year and all
                             premiums paid since that time. It will also show
                             the additions to, and deductions from, the account
                             value during that Year, and the account value,
                             death benefit, cash surrender value, and policy
                             debt as of the current Policy Anniversary Date.

                                    - 16 -
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                                    - 17 -

                             This report will also include any additional
                             information required by applicable law or
                             regulation.

Illustrative Report          In addition to the periodic reports, we will, upon
                             request, send an illustrative report of projected
                             values to the Owner. We will not charge a fee for
                             providing an illustrative report on an annual
                             basis. However, if the Owner requests illustrative
                             reports more frequently, we may charge a reasonable
                             fee, but only for those additional reports.

                             Part 5.  The Death Benefit

                             The death benefit is the amount of money we will
                             pay when we receive due proof at our Principal
                             Administrative Office that the Insured died while
                             the policy was in force. We discuss the death
                             benefit in this Part.

Death Benefit                If the Insured dies while this policy is in force,
                             the death benefit is the greater of:

                                   .    The Selected Face Amount in effect on
                                        the date of death; or
                                   .    The Minimum Face Amount in effect on the
                                        date of death;

                             with the following additions and deductions.

                             We add that part of any monthly deduction which
                             applies to a period beyond the date of death.

                             We deduct any policy debt outstanding on the date
                             of death. We also deduct any unpaid monthly charges
                             to the date of death.

                             The Selected Face Amount is shown on the Schedule
                             Page. The Minimum Face Amount is discussed in the
                             provision which follows.

Minimum Face Amount          In order to qualify as life insurance under the
                             federal tax laws in effect on the Issue Date, this
                             policy has a Minimum Face Amount. The Minimum Face
                             Amount on any date is a percentage of the account
                             value on that date. The percentage for each Policy
                             Year is shown in the Table Of Minimum Face Amount
                             Percentages in this policy.

                             Example:  The Minimum Face Amount is determined on
                                       June 10, 19X1. The account value on that
                                       date is $50,000. The last Policy
                                       Anniversary Date was May 2, 19X1. If the
                                       applicable Minimum Face Amount Percentage
                                       for the Policy Year beginning May 2, 19X1
                                       is 260%, then the Minimum Face Amount is
                                       260% of $50,000, or $130,000.

When We Pay                  The death benefit will be paid within seven days of
                             the date we receive due proof of the Insured's
                             death, and any other requirements necessary for us
                             to make payment, at our Principal Administrative
                             Office. However, we may delay payment of the death
                             benefit during any period that:

                                   .    The New York Stock Exchange is closed,
                                        except for normal weekend or holiday
                                        closings, or trading is restricted; or
                                   .    The Securities and Exchange Commission
                                        determines that a state of emergency
                                        exists; or
                                   .    The Securities and Exchange Commission
                                        permits us to delay payment for the
                                        protection of our policy owners.

Interest On Death            If the death benefit is paid in one sum, we will
Benefit                      add interest from the date of death to the date of
                             payment. The amount of interest will be the same as
                             would be paid under Option D of the payment options
                             for that period of time. See "Part 6. Payment
                             Options" for a description of Option D.

B960-1A-8800

                             If the death benefit is applied under a payment
                             option, interest will be paid from the date of
                             death to the effective date of that option. It will
                             be paid in one sum to the Beneficiary living on
                             that effective date. The amount of interest will be
                             the same as would be paid under Option D for that
                             period of time.

Suicide Exclusion            Except for any increases in the Selected Face
                             Amount, we will pay a limited death benefit if the
                             Insured commits suicide, while sane or insane,
                             within two years from the Issue Date and while this
                             policy is in force. The limited death benefit will
                             be the amount of premiums paid for this policy,
                             less any policy debt.

                             For any increases in the Selected Face Amount, we
                             will pay a limited death benefit if the Insured
                             commits suicide, while sane or insane, within two
                             years from the effective date of the increase and
                             while it is in force. The limited death benefit
                             will be the monthly deductions made for that
                             increase. However, if the limited death benefit as
                             described in the preceding paragraph is payable,
                             there will be no death benefit for the increase.
                             Any limited death benefit will be paid in one sum
                             to the Beneficiary.

                             Part 6.  Payment Options

                             These are Optional Methods Of Settlement. They
                             provide alternate ways in which payment can be
                             made.

Availability Of Options      All or part of the death benefit or cash surrender
                             value may be applied under any payment option. If
                             this policy is assigned, any amount due to the
                             assignee will be paid in one sum. The balance, if
                             any, may be applied under any payment option.

Minimum Amounts              If the amount to be applied under any option for
                             any one person is less than $2,000, we may pay that
                             amount in one sum instead. If the payments under
                             any option come to less than $20 each, we have the
                             right to make payments at less frequent intervals.

Description Of Options       Our payment options are described below. Any other
                             payment option agreed to by us may be elected. The
                             payment options are described in terms of monthly
                             payments. Annual, semiannual, or quarterly payments
                             may be requested instead. The amount of these
                             payments will be determined in a way which is
                             consistent with monthly payments and will be quoted
                             on request.

                             If the Schedule Page shows that this policy was
                             issued on a unisex rate basis, the female rates
                             shown in the Option C, E and F Tables apply in all
                             cases. The male rates in those tables do not apply
                             to unisex rate policies.

Option A                         Fixed Amount Payment Option. Each monthly
                                 payment will be for an agreed fixed amount. The
                                 amount of each payment may not be less than $10
                                 for each $1,000 applied. Interest will be
                                 credited each month on the unpaid balance and
                                 added to it. This interest will be at a rate
                                 determined by us, but not less than the
                                 equivalent of 3% per year. Payments continue
                                 until the amount we hold runs out. The last
                                 payment will be for the balance only.

Option B                         Fixed Time Payment Option. Equal monthly
                                 payments will be made for any period selected,
                                 up to 30 years. The amount of each payment
                                 depends on the total amount applied, the period
                                 selected and the monthly payment rates we are
                                 using when the first payment is due. The rate
                                 of any payment will not be less than shown in
                                 the Option B Table.

                                    - 18 -

B960-1A-8800

                                    - 19 -

                                          Option B Table
                      Minimum Monthly Payment Rates For Each $1,000 Applied

                                       Monthly                         Monthly
                        Years          Payment          Years          Payment

                           1           $84.47            16             $6.53
                           2            42.86            17              6.23
                           3            28.99            18              5.96
                           4            22.06            19              5.73
                           5            17.91            20              5.51

                           6            15.14            21              5.32
                           7            13.16            22              5.15
                           8            11.68            23              4.99
                           9            10.53            24              4.84
                          10             9.61            25              4.71

                          11             8.86            26              4.59
                          12             8.24            27              4.47
                          13             7.71            28              4.37
                          14             7.26            29              4.27
                          15             6.87            30              4.18

                         For quarterly payment, multiply by 2.993. For
                         semiannual payment, multiply by 5.963. For annual
                         payment, multiply by 11.839.

Option C     Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

             (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

             (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

             (3) Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

             The Option C Table shows the minimum monthly payment for each
             $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

B960-1A-8800

- --------------------------------------------------------------------------------
                                Option C Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                        Payments                   Payments Guaranteed For
            Age*        For Life    Amount         5         10         20
    Male   Female         Only      Applied      Years      Years      Years

     35      40          $3.30       $3.25       $3.29      $3.28      $3.27
     40      45           3.47        3.41        3.46       3.45       3.43
     45      50           3.69        3.60        3.68       3.67       3.62
     50      55           3.96        3.83        3.95       3.93       3.85
     55      60           4.31        4.13        4.30       4.27       4.14

     60      65           4.77        4.49        4.75       4.70       4.44
     65      70           5.41        4.96        5.38       5.26       4.77
     70      75           6.30        5.56        6.21       5.96       5.07
     75      80           7.50        6.31        7.30       6.77       5.30
     80      85           9.16        7.29        8.72       7.64       5.43

     85                  11.48        8.54       10.46       8.44       5.49

     * Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
- --------------------------------------------------------------------------------

Option D     Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 3% per year.

Option E     Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

             (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

             (2) Payments guaranteed for 10 years. Payments stop at the end of
             10 years, or when both named persons have died, whichever is later.

             The Option E Table shows the minimum monthly payment for each
             $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                                     -20-

B960-1A-8800

                                     -21-

- --------------------------------------------------------------------------------
                                Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                           Payments For Two Lives Only

                          M50       M55       M60       M65       M70       M75
          Age*            F55       F60       F65       F70       F75       F80
        M      F
       50     55     $   3.53  $   3.64  $   3.72  $   3.80  $   3.85  $   3.89
       55     60         3.64      3.78      3.91      4.03      4.12      4.18
       60     65         3.72      3.91      4.10      4.27      4.42      4.54
       65     70         3.80      4.03      4.27      4.52      4.76      4.97
       70     75         3.85      4.12      4.42      4.76      5.11      5.44

       75     80         3.89      4.18      4.54      4.97      5.44      5.92
       80     85         3.91      4.23      4.63      5.12      5.71      6.36

                        Payments Guaranteed For 10 Years

                        M50       M55       M60       M65       M70       M75
        Age*            F55       F60       F65       F70       F75       F80
      M      F
     50     55     $   3.52  $   3.63  $   3.71  $   3.79  $   3.84  $   3.88
     55     60         3.63      3.77      3.90      4.02      4.11      4.17
     60     65         3.71      3.90      4.09      4.26      4.41      4.53
     65     70         3.79      4.02      4.26      4.51      4.75      4.94
     70     75         3.84      4.11      4.41      4.75      5.08      5.38

     75     80         3.88      4.17      4.53      4.94      5.38      5.82
     80     85         3.90      4.22      4.61      5.08      5.62      6.19

     * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
- --------------------------------------------------------------------------------

Option F     Joint Lifetime Payment Option With Reduced Payments. Monthly
             payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other.
             Payments stop when both persons have died.

             The Option F Table shows the minimum monthly payment for each
             $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

B960-1A-8800

- --------------------------------------------------------------------------------
                                Option F Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                         M50       M55       M60       M65       M70       M75
         Age*            F55       F60       F65       F70       F75       F80
       M      F
      50     55     $   3.80  $   3.94  $   4.10  $   4.28  $   4.47  $   4.66
      55     60         3.94      4.11      4.30      4.51      4.73      4.96
      60     65         4.10      4.30      4.52      4.77      5.05      5.33
      65     70         4.28      4.51      4.77      5.08      5.42      5.77
      70     75         4.47      4.73      5.05      5.42      5.85      6.30

      75     80         4.66      4.96      5.33      5.77      6.30      6.88
      80     85         4.86      5.19      5.61      6.13      6.77      7.51

     * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
- --------------------------------------------------------------------------------
Electing A Payment  To elect any option, we require that a written request,
Option              satisfactory to us, be received at our Principal
                    Administrative Office. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

                    Options for any amount payable to an association,
                    corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E or F if the option
                    payments are based on the life or lives of the Insured, the
                    Insured's spouse, any child of the Insured, or any other
                    person agreed to by us.

Effective Date And  The effective date of an option is the date the amount is
Payment Dates       applied under that option. For a death benefit, this is the date that due proof of the Insured's death is received at
                    our Principal Administrative Office. For the cash surrender value, it is the effective date of surrender.

                    The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due
                    until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                    Example:  Monthly payments of $100 are being made to your
                              son on the lst of each month. He dies on the 10th.
                              No part payment is due your son or his estate for
                              the period between the 1st and the 10th.

Withdrawals And     If provided in the payment option election, all or part of
Changes             the unpaid balance under Options A or D may be withdrawn or applied under any other option.

                    If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months.
                    Interest at the rate in effect for Option D during this
                    period will be paid on the amount withdrawn.

Income Protection   To the extent permitted by law, each option payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option
                    payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This
                    consent must be received at our Principal Administrative
                    Office.

                                     -22-

B960-1A-8800

                                     -23-

                    Part 7.  Notes On Our Computations

                    This Part covers some technical points about this policy.

Net Investment      For each division of the Separate Account, the Net
Factor              Investment Factor for any valuation period is the gross
                    investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be not more than
                    .00001094 for each day of a valuation period. The Net
                    Investment Factor may be greater or less than 1.00000000.

                    For each division of the Separate Account, the gross
                    investment rate for any valuation period is equal to:

                        .   The net earnings of that division during the
                            valuation period, divided by
                        .   The value of the total assets of that division at
                            the beginning of the valuation period.

                    The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us.
                    The gross investment rate will be determined by us in
                    accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any
                    Beneficiary and any assignee and any other person under this policy.

Accumulation Unit   The value of an accumulation unit in each division was set
Value               at $1.00000000 on the first valuation date selected by us.
                    The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the
                    valuation period which includes that date and the
                    accumulation unit value on the preceding valuation date.

Adjustments Of     We have the right to split or consolidate the number of
Units And Values   accumulation units credited to the policy, with a
                   corresponding increase or decrease in the unit values. We
                   may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be
                   preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or
                   investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of           The Basis Of Computation is the mortality table and interest
Computation        rate we use to determine:

                        .   The minimum cash surrender values;
                        .   The maximum monthly mortality charges;
                        .   The minimum annual interest earned on the fixed
                            account value of the policy; and
                        .   The minimum payments under Payment Options C, E and
                            F.

                    The Basis Of Computation for the minimum cash surrender
                    values, for the maximum monthly mortality charges and for
                    the minimum interest earned on the fixed account value of
                    the policy is shown on the Schedule Page. The mortality
                    table specified on the Schedule Page applies to amounts in a standard underwriting classification. Appropriate
                    modifications are made to this table for any amount which is not in a standard underwriting classification.

                    In computing the minimum payments under Payment Options C, E and F, we use mortality rates from the 1983 Table "a" with
                    Projection G for 30 years and with female rates set back
                    five years. The interest used is at an annual rate of 3%.

Method Of Computing When required by the state where this policy was delivered,
Values              we filed a detailed statement of the method we use to
                    compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

B960-1A-8800

WHERE TO FIND IT

  The Parties Involved - Owner, Insured, Beneficiary, Irrevocable
    Beneficiary .........................................................   6
  Dates - Policy Date, Policy Anniversary Date, Policy Year, Issue
    Date, Monthly Calculation Date, Valuation Date, Valuation Period,

Any Riders and Endorsements, and a Copy of The Application For The Policy,
Follow Page 23.

       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]

Flexible Premium
Variable Whole Life Insurance Policy

This Policy provides that:

Insurance is payable when the Insured dies.
Within specified limits, flexible premiums may be paid during the Insured's lifetime.
No dividends will be paid.